EXHIBIT 10.03

SALE OF GOODWILL AGREEMENT

AGREEMENT (the “Agreement”) dated as of January 31, 2014 (the “Execution Date”)by and between Donald R. Kendall, Jr., an individual with an address at 711 Louisiana, Suite 1750, Pennzoil Building, South Tower, Houston, Texas 77002 (referred to as “Seller”) and Blue Earth, Inc. a Nevada corporation with a principal place of business located at 2298 Horizon Ridge Parkway, Suite 205, Henderson, Nevada 89052 (referred to herein as “Blue Earth” or “Purchaser”).

WHEREAS, simultaneously with the execution of this Agreement, Seller has sold a 100% interest in Kenmont Solutions Capital GP, LLC (the “Company”) to Blue Earth pursuant to an Equity Exchange Agreement of even date herewith (the “Purchase Agreement”);

WHEREAS, the Seller is an indispensable part of the Company’s relationship with Purchaser;

WHEREAS, there has never been nor is there currently a written employment agreement, restrictive covenant, non-competition agreement or any other similar agreement between the Seller and the Company restricting Seller’s activities, and the Company would not enter into this Agreement unless Seller agreed to the non-competition and other restrictive covenants set forth in the employment agreement between Seller and the Company dated as of the date hereof;

WHEREAS, the Seller desires to sell Seller’s Goodwill to the Purchaser in consideration of the payment of the Purchase Price (as hereinafter defined) and in consideration of the terms and subject to the conditions set forth herein;

WHEREAS, Purchaser desires to purchase and secure the Seller’s Goodwill pursuant to the terms and subject to the conditions set forth herein;

WHEREAS, in connection with selling and transferring Seller’s Goodwill to the Purchaser, the parties have also agreed to enter into an employment agreement of even date herewith, that provides, among other things, that the Seller will help transition the Seller’s Goodwill to the Purchaser in an efficient and productive manner beneficial to Purchaser and Seller will not compete against Purchaser; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, and for valuable consideration, the receipt of which is hereby acknowledged by the Seller and the Purchaser, the parties hereby agree as follows:

1.

Sale of Seller’s Goodwill.  Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s Goodwill, free from all liabilities and encumbrances and Seller, in particular, agrees to (i) permit the Purchaser to use his name and contacts at the Company (ii) transfer to Purchaser certain documents he owns and controls related to certain prior relationships, (iii) recommend the Purchaser to contacts in the energy efficiency and clean tech industry, and (iv) enter into the employment agreement (the “Employment Agreement”) of even date herewith.

2.

Purchase Price.  The purchase price (the “Purchase Price”) for the Seller’s Goodwill is 1,725,000 shares of Restricted Common Stock of Blue Earth, and in consideration for the non-competition and other restrictions in the employment agreement options to purchase 200,000 shares of common stock of Blue Earth at an exercise price of $2.00 per share, equal to the fair market value of Blue Earth Common Stock when the business terms, including the Purchase Price, was reached between the parties.

3.

Method of Payment.  The Purchase Price shall be paid by the Purchaser as follows:

(a)

1,725,000 shares of restricted Common Stock shall be delivered to Seller upon the completion of this Agreement (the “Closing”) subject to a lock-up/leak-out agreement, in the form attached hereto as Exhibit A; and

(b)

execution of a non-qualified stock option agreement dated the Closing Date to purchase 200,000 shares of common stock at an exercise price of $2.00 per share in the form attached hereto as Exhibit B.

4.

Representations by Seller.  Seller makes the following representations and warranties to Purchaser as of the Execution Date, as well as those representations and warranties set forth in the Representation Letter and Agreement executed on this date, all of which shall survive the Execution Date:

(a)

Title.  Seller is the owner of and has good and marketable title to the Seller’s Goodwill, free of all debts, liens, security interests and encumbrances.

(b)

Due Execution.  This Agreement has been duly executed and delivered by the Seller and is the valid and binding obligation of the Seller, enforceable in accordance with its terms (subject, as to enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles).

(c)

No Conflict.  The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby, do not and will not violate, conflict with, result in a breach or termination of, or constitute a default or event of default under (or an event which with due notice or lapse of time, or both, would constitute a default or event of default under), or require a notice or consent under, or result in the creation of any lien on the Seller’s Goodwill under, or enable another party thereto to terminate, or impose any penalty or additional payment obligations or accelerate any obligations under (i) any lease, license, contract or agreement to which Seller is a party or by which Seller or the Seller’s Goodwill is bound, (ii) any judgment, order, writ, decree, ruling or injunction of any governmental official, agency, instrumentality or other authority applicable to Seller or the Seller’s Goodwill, or (iii) any statute, law, regulation or rule of any governmental agency, instrumentality or other authority applicable to Seller or the Seller’s Goodwill.

(d)

Proceedings.  There is no action, suit or proceeding pending, and, to the best of Seller’s knowledge, there is no investigation pending or threatened or action, suit or proceeding threatened, against Seller which, if decided adversely to Seller, may (i) prevent or in any material way impair the consummation of the transactions contemplated by this Agreement, or (ii) have, individually or in the aggregate, a material adverse effect upon the Seller’s Goodwill.  To the best of Seller’s knowledge, Seller is not subject to any judicial or administrative judgment, order, writ, injunction, decree or restraint with respect to the use or right to sell and convey the Seller’s Goodwill.

5.

Representations by Purchaser.  Purchaser makes the following representations and warranties to Seller as of the Execution Date, all of which shall survive the Execution Date:

(a)

Organization and Qualification.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and authority to execute, deliver and perform the Agreement.

(b)

Authority.  The execution, delivery and performance by Seller of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary and required corporate action of Purchaser.

(c)

Due Execution.  This Agreement has been duly executed and delivered by Purchaser and is the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (subject, as to enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles).

(d)

No Conflict.  The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby, do not and will not violate, conflict with, result in a breach or termination of, or constitute a default or event of default under (or an event which with due notice or lapse of time, or both, would constitute a default or event of default under), or require a notice or consent under, or enable another party thereto to terminate, or impose any penalty or additional payment obligations or accelerate any obligations under (i) the certificate of incorporation, as amended, of Purchaser, (ii) any lease, license, contract or agreement to which Purchaser is a party or by which Purchaser is bound, (iii) any judgment, order, writ, decree, ruling or injunction of any governmental official, agency, instrumentality or other authority applicable to Purchaser, or (iv) any statute, law, regulation or rule of any governmental agency, instrumentality or other authority applicable to Purchaser.

(e)

Proceedings.  There is no action, suit or proceeding pending, and, to the best of Purchaser’s knowledge, there is no investigation pending or threatened or action, suit or proceeding threatened, against Purchaser which, if decided adversely to Purchaser may prevent or in any material way impair the consummation of the transactions contemplated by this Agreement.

6.

Indemnification.

(a)

Seller’s Indemnification Obligation to Purchaser.  Seller shall defend, indemnify and hold harmless Purchaser, and will reimburse Purchaser, including any affiliates, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) (collectively, “Damages”) suffered by Purchaser, arising from or in connection with:

(i)

the failure of any representation or warranty of Seller set forth herein to be true and correct in all material respects; and

(ii)

the material breach of any covenant or other agreement on the part of Seller under this Agreement.

(b)

Purchaser’s Indemnification Obligation to Seller. Purchaser shall defend, indemnify and hold harmless Seller, and will reimburse Seller for any Damages, arising from or in connection with:

(i)

the failure of any representation or warranty of Purchaser set forth herein to be true and correct in all material respects; and

(ii)

the material breach of any covenant or other agreement on the part of Purchaser under this Agreement.

7.

Covenants.

(a)

Confidentiality.  The parties acknowledge and agree that information about the Seller’s Goodwill is confidential.  Except as required by law, or court order, the parties agree not to disclose information about Seller’s Goodwill from and after the Execution Date until the second (2nd) anniversary of the termination date of the Employment Agreement, to any third-party.  The parties may disclose such confidential information to their respective family members, the parties’ respective employees who have need to know, attorneys, accountants, or tax or financial planning agents; provided that such persons are directed to treat such confidential information confidentially and agree to the nondisclosure terms set forth herein (the “Receiving Party”).  It is acknowledged and agreed that the disclosing party will be liable for a breach by the Receiving Party of its nondisclosure obligations.

(b)

Cooperation.  Seller will cooperate and take all such steps after the Execution Date to transfer title to the Seller’s Goodwill to Purchaser.

(c)

Release of Seller.  Notwithstanding anything to the contrary herein, Seller shall be released from any and all obligations pursuant to Sections 7(a), 7(b), 7(c) and 7(d) herein, without notice to Purchaser and without further action from Seller, upon the occurrence of an event of Default (as defined thereunder) under the Purchase Agreement or this Agreement; provided however that if the Default is in respect of a failure by Purchaser to make timely payments under the Purchase Agreement or a breach of any material obligation under this Agreement, then Seller shall only be released pursuant to this Section 7(e) upon a (i) agreement of the parties as to the occurrence of such Default or (ii) a final adjudication (after the exhaustion or expiration of all remedies and appeals) by a court of competent jurisdiction of the occurrence of such Default.  The right of Seller to the release provided herein shall be cumulative and in addition to any other rights and remedies Seller may have under the documents relating to this transaction or at law or in equity.

(d)

Injunctive Relief with Respect to Covenants; Certain Acknowledgments.  Each party hereto hereby acknowledges and agrees that the covenants, obligations and agreements obligations and agreements (i) of Seller contained in Sections 7(a), 7(b), 7(c) and 7(d), and (ii) of Purchaser contained in Section 7(a), in each case, relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause (A) Purchaser and its affiliates, in the case of Section 7(f)(i), and (B) Seller and his affiliates, in the case of Section 7(f)(ii) , irreparable injury for which adequate remedies are not available at law.  Therefore, in the event of a breach or threatened breach by a party of any such covenant, obligation or agreement, such party agrees that a non-breaching party (the Seller, on one hand, and, Purchaser, on the other hand, as the case may be) shall be entitled to an immediate injunction, restraining order or such other equitable relief (without the requirement to post a bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the breaching party from breaching or attempting to breach any covenant, obligation or agreement hereunder.  In addition, the non-breaching party (the Seller, on one hand, and, Purchaser, on the other hand, as the case may be) shall be entitled to enforce all of the rights and remedies set forth in this Agreement and the other documents relating to this transaction. These injunctive remedies are cumulative and in addition to any other rights and remedies a party may have under this Agreement or any other document relating to this transaction, or at law or in equity.

(e)

Attorneys’ Fees.  If any action at law or equity is necessary to enforce the terms, conditions or covenants set forth in Section 7(a) – (f), the prevailing party shall be entitled to reasonable attorneys’ fees and actual out-of-pocket costs in addition to any other relief to which it or he may be entitled.

(f)

Blue Pencil Doctrine.  If any court of competent jurisdiction shall at any time deem any term, covenant, obligation or condition of Section 7 not be enforceable, the other terms, covenants, obligations and conditions of Section 7 shall nevertheless remain in effect and the unenforceable term, covenant, obligation or condition shall be deemed to have been amended so that the same shall be enforceable.

(i)

Acceleration of Vesting.  At any time after the Execution Date hereof, the Purchaser hereby agrees that any and all restricted shares issued as part of the Purchase Price and shares underlying the Option issued as part of the Purchase Price which have not yet vested shall be accelerated and become immediately vested without notice to Purchaser and without further action from Seller upon (A) Seller’s death; (B) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; (C) the occurrence of a Change In Control of Blue Earth; or (D) the consummation of an initial public offering of the Company.  For purposes of this Agreement, the term “Change In Control” shall mean any consolidation or merger of Blue Earth in which the Purchaser is not the continuing or surviving corporation, other than a consolidation or merger of the Purchaser in which the then current shareholders of Blue Earth at the time of the Merger shall hold more than 50% of the Common Stock of the surviving corporation.

8.

Tax Position.  Neither party will take a position for federal, state or local tax purposes that is not fully consistent with this Agreement.  Purchaser and Seller agree to file Form 8594, if required, using the amounts set forth herein.

9.

Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to conflicts of laws.  Any dispute arising out of or relating to this Agreement and the transactions contemplated hereby and thereby may be brought in the courts of the State of Nevada located within Clark County, or, if a party has or can acquire jurisdiction, in the United States District Court for Las Vegas, Nevada, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect thereof shall be heard and determined only in any such court and agrees not to bring any action, proceeding, or other suit arising out of or relating to this Agreement in any other court.

10.

Notices.  Any notice given hereunder shall be deemed sufficient if in writing and shall be deemed to have been given or made: (a) if by personal delivery, immediately upon delivery; (b) if by certified mail, return receipt requested, the third business day after delivery to the U.S. Postal Service; (c) if by facsimile transmission (with confirmation thereof), one business day after transmission; or (d) if by Federal Express, Express Mail, or any nationally recognized overnight courier service, two business days after delivery to the overnight courier service, in each case addressed as follows (or to such other address, facsimile number, or person as a party may designate by notice as required under this Section to the other parties):

If to Purchaser:	Blue Earth, Inc. 2298 Horizon Ridge Parkway, Suite 205 Henderson, Nevada 89052 Attn: Johnny R. Thomas, CEO
With a copy to:	Davidoff Hutcher & Citron LLP 605 Third Avenue, 34th Floor New York, New York 10158 Attn.: Elliot H. Lutzker E-Mail: ehl@dhclegal.com Facsimile: (212) 286-1884

If to Seller:	Donald R. Kendall, Jr. c/o Kenmont Solutions Capital GP, LLC 711 Louisiana, Suite 1750 Pennzoil Building, South Tower Houston, Texas 77002
With a copy to:	Locke Lord LLP 600 Travis, Suite 2800 Houston, Texas 77002 Attn: Gregory C. Hill Fax No.: (713) 229-2636

11.

Counterparts; Facsimile or Email Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  This Agreement may be executed and delivered by facsimile or email, and the exchange of copies of this Agreement and of signature pages by facsimile transmission or email transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes.

12.

Construction.  Should any of the provisions of this Agreement or any agreement executed in connection herewith require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that any provisions shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that both parties and their respective agents have participated in the preparation of this Agreement.

13.

Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, except as otherwise provided herein.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

PURCHASER:

BLUE EARTH, INC.

/s/  Johnny R. Thomas

By:

Johnny R. Thomas

Title:

Chief Executive Officer

/s/  Donald R. Kendall, Jr.

      Donald R. Kendall, Jr.